Exhibit 99.1

Novocure Reports First Quarter 2017 Financial Results and Provides Company Update

More than 1,260 active patients at March 31, 2017, an increase of 59 percent from March 31, 2016, and 16 percent from December 31, 2016

First quarter 2017 net revenues of $34.9 million, reflecting 167 percent growth versus first quarter 2016 and 15 percent growth versus fourth quarter 2016

Final analyses of our EF-14 phase 3 pivotal clinical trial presented at AACR 2017 annual meeting demonstrate Optune plus temozolomide provides an unprecedented, landmark five-year survival advantage for newly diagnosed glioblastoma

St. Helier, Jersey – Novocure (NASDAQ: NVCR) today reported financial results for the three months ended March 31, 2017, highlighting year-over-year and sequential growth in active patients and net revenues. Novocure is an oncology company developing a profoundly different approach to cancer treatment utilizing a proprietary therapy called TTFields, the use of electric fields tuned to specific frequencies to disrupt solid tumor cancer cell division.

First quarter 2017 highlights include:

	Three months ended March 31,
	2017	2016	% Change

Non-financial
Prescriptions received in period(1)	894	755	18%
Active patients at period end(2)	1,266	797	59%

Financial, in millions
Net revenues	$34.9	$13.1	167%
Net loss	$(18.0)	$(35.4)	49%

Cash and cash equivalents at the end of period	$84.6	$115.9
Short-term investments at the end of period	$104.7	$119.8
(1)

A “prescription received” is a commercial order for Optune that is received from a physician certified to treat patients with Optune for a patient not previously on Optune. Orders to renew or extend treatment are not included in this total.

(2)

An “active patient” is a patient who is on Optune under a commercial prescription order as of the measurement date, including patients who may be on a temporary break from treatment and who plan to resume treatment in less than 60 days.

“Our growth continued in the first quarter 2017. It was the ninth consecutive quarter of active patient growth since the first presentation of our EF-14 data in newly diagnosed glioblastoma (GBM). At the end of the quarter, we had more than 1,260 active patients on therapy,” said Asaf Danziger, Novocure’s Chief Executive Officer. “Our 167% year-over-year revenue growth was driven by an expanding global base of active patients as well as coverage and contracting success in the U.S.”

“We are pleased with the progress we made this quarter and remain committed to bringing Optune to all the patients who may benefit from it,” continued Mr. Danziger. “The final analyses of our EF-14 phase 3 pivotal trial presented at AACR showed a consistent improvement in overall survival when Optune was added to standard temozolomide chemotherapy for the treatment of newly diagnosed GBM. The improvement in overall survival was maintained at two, three, four and five years. The four and five year survival rates of Optune-treated patients were more than double those of patients treated with temozolomide alone. We believe that Optune plus temozolomide is an essential combination treatment for patients with newly diagnosed GBM.”

“Beyond GBM, our data continue to support that TTFields may be well suited for combination with standard of care treatments for a variety of additional solid tumor types,” said William Doyle, Novocure’s Executive Chairman. “As committed as we are to bringing Optune to patients with GBM, we are equally focused on advancing TTFields for additional solid tumor indications.”

First Quarter 2017 Operating Statistics and Financial Update

There were 1,266 active patients on Optune at March 31, 2017, an increase of 469 active patients, or 59 percent, compared to March 31, 2016. The increase in active patients was driven both by prescription growth and by an increase in the percentage of newly diagnosed GBM patients who started Optune in prior periods and who typically have a longer duration of treatment with Optune. In the first quarter 2017, more than 55 percent of Optune prescriptions were for newly diagnosed GBM.

•	In the United States, there were 933 active patients on Optune at March 31, 2017, an increase of 234 active patients, or 33 percent, compared to March 31, 2016.
•	In Germany and other EMEA markets, there were 331 active patients on Optune at March 31, 2017, an increase of 233 active patients, or 238 percent, compared to March 31, 2016.

Additionally, 894 prescriptions were received in the quarter ended March 31, 2017, an increase of 139 prescriptions, or 18 percent, compared to the same period in 2016. The increase in prescriptions was driven primarily by commercial activities in our currently active markets.

•	In the United States, 685 prescriptions were received in the quarter ended March 31, 2017, an increase of 1 prescription compared to the same period in 2016.

•	In Germany and other EMEA markets, 206 prescriptions were received in the quarter ended March 31, 2017, an increase of 135 prescriptions, or 190 percent, compared to the same period in 2016.
•	In Japan, there were 3 prescriptions received in the quarter ended March 31, 2017.

We continued to work with payers in the United States to expand coverage of Optune for the treatment of both newly diagnosed and recurrent GBM.  As of March 31, 2017, payers administering plans for more than 187 million lives had issued positive coverage policies stating that Optune is approved for the treatment of newly diagnosed or recurrent GBM, an increase of approximately 7 million lives since January 1, 2017, including new policies with Highmark Blue Cross Blue Shield, Blue Cross Blue Shield of Idaho, and Dean Health Plan.

For the three months ended March 31, 2017, net revenues increased to $34.9 million compared to $13.1 million for the same period in 2016, representing 167 percent growth. This growth was primarily driven by increased Optune adoption and the transition to accrual-based revenue recognition for a portion of our billings.

For the three months ended March 31, 2017, net revenues included $14.7 million in accrual-based net revenues. For the three months ended March 31, 2017, gross billings totaled $73.2 million, and 23% of first quarter 2017 gross billings qualified for accrual-based net revenue recognition. We continue to recognize revenue on a cash basis for payers with which we do not have contractual arrangements or sufficient history to reliably estimate their individual payment patterns and for which we cannot reliably estimate the amount that would ultimately be collected. We believe there will be an extended period of time during which our revenue will be a mix of cash-based and accrual-based revenue.

For the three months ended March 31, 2017, cost of revenues increased to $11.7 million compared to $8.0 million for the same period in 2016, representing an increase of 46 percent. This was primarily driven by an increase in active Optune patients, resulting in increased transducer array shipments and increased field equipment depreciation expenses, as well as increased personnel costs to establish infrastructure necessary to support an increasing volume of shipments to patients.

Research, development and clinical trials expenses for the three months ended March 31, 2017, were $9.4 million compared to $11.4 million for the same period in 2016, representing a decline of 18 percent. This was primarily due to a decrease in clinical trial expenses resulting from the conclusion of our EF-14 phase 3 pivotal trial in newly diagnosed GBM.

Sales and marketing expenses for the three months ended March 31, 2017, were $14.8 million compared to $13.3 million for the same period in 2016, representing an increase of

11 percent. This was primarily due to increased personnel costs, reflecting our expanding commercial operations in the U.S. and Germany, partially offset by a decrease in advertising and professional services related to the launch of Optune for newly diagnosed GBM.

General and administrative expenses for the three months ended March 31, 2017, were $12.4 million, representing an increase of 1 percent compared to the same period in 2016. This was primarily due to increased headcount partially offset by a decrease in professional services and other expenses.

Personnel costs for the three months ended March 31, 2017, included $4.6 million in non-cash share-based compensation expenses, comprised of $0.1 million in cost of revenues; $0.9 million in research, development and clinical trials; $0.7 million in sales and marketing; and $2.9 million in general and administrative expenses. Total non-cash share-based compensation expenses for the first quarter 2016 were $5.5 million.

Net losses for the three months ended March 31, 2017, were $18.0 million compared to net losses of $35.4 million for the same period in 2016.

At March 31, 2017, we had $84.6 million in cash and cash equivalents and $104.7 million in short-term investments, for a total balance of $189.3 million in cash, cash equivalents and short-term investments. At March 31, 2017, we had $100.0 million of principal indebtedness outstanding under our Loan and Security Agreement with Biopharma Secured Investments III Holdings Cayman LP.

Anticipated clinical milestones

Trial initiations:

•	Phase 3 pivotal trial in locally advanced pancreatic cancer (2H 2017)
•	Phase 3 pivotal trial in recurrent ovarian cancer (2018)

Top-line data readouts:

•	Phase 2 pilot STELLAR trial in mesothelioma (2018)
•	Phase 3 pivotal METIS trial in brain metastases (2020)
•	Phase 3 pivotal LUNAR trial in non-small cell lung cancer (2021)

Conference call details

Novocure will host a conference call and webcast to discuss first quarter 2017 financial results today, Thursday, April 27, at 8 a.m. EDT. Analysts and investors can participate in the conference call by dialing (855) 442-6895 for domestic callers and (509) 960-9037 for international callers, using the conference ID 92568023. The webcast can be accessed live from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations/, and will available for replay for at least 14 days following the call.

The earnings slides presented during the webcast and the corporate presentation can also be accessed from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations/.

About Novocure

Novocure is an oncology company developing a profoundly different cancer treatment centered on a proprietary therapy called TTFields, the use of electric fields tuned to specific frequencies to disrupt solid tumor cancer cell division. Novocure’s commercialized product, Optune, is approved for the treatment of adult patients with glioblastoma. Novocure has built a commercial organization and launched Optune for the treatment of GBM in the United States, Germany, Switzerland and Japan, referred to as Novocure’s currently active markets. Novocure has ongoing or completed clinical trials investigating TTFields in brain metastases, non-small cell lung cancer, pancreatic cancer, ovarian cancer and mesothelioma.

Headquartered in Jersey, Novocure has U.S. operations in Portsmouth, New Hampshire, Malvern, Pennsylvania, and New York City. Additionally, the company has offices in Germany, Switzerland and Japan, and a research center in Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 23, 2017, with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Consolidated Statements of Operations

USD in thousands (except share and per share data)

	Three months ended March 31,		Year ended December 31,
	2017	2016	2016
	Unaudited		Audited
Net revenues	$34,880	$13,053	$82,888
Cost of revenues	11,664	7,982	39,870
Impairment of field equipment	-	-	6,412

Gross profit	23,216	5,071	36,606

Operating costs and expenses:
Research, development and clinical trials	9,411	11,445	41,467
Sales and marketing	14,756	13,308	59,449
General and administrative	12,422	12,256	51,007

Total operating costs and expenses	36,589	37,009	151,923

Operating loss	(13,373)	(31,938)	(115,317)
Financial expenses, net	(2,446)	(549)	(6,147)

Loss before income tax expense	(15,819)	(32,487)	(121,464)
Income tax expense	2,226	2,950	10,381

Net loss	$(18,045)	$(35,437)	$(131,845)

Basic and diluted net loss per ordinary share	$(0.21)	$(0.42)	$(1.54)

Weighted average number of ordinary shares used in computing basic and diluted net loss per share	87,452,983	84,397,164	85,558,448

Consolidated Balance Sheets

USD in thousands (except share data)

	March 31,	December 31,
	2017	2016
	Unaudited	Audited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$84,587	$99,780
Short-term investments	104,664	119,854
Restricted cash	1,536	267
Trade receivables	11,825	6,339
Receivables and prepaid expenses	14,899	10,084
Inventories	25,949	25,549
Total current assets	243,460	261,873

LONG-TERM ASSETS:
Property and equipment, net	10,039	9,812
Field equipment, net	9,278	8,808
Severance pay fund	95	88
Other long-term assets	1,756	1,500
Total long-term assets	21,168	20,208

TOTAL ASSETS	$264,628	$282,081

Consolidated Balance Sheets

USD in thousands (except share data)

	March 31,	December 31,
	2017	2016
	Unaudited	Audited
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payables	$14,799	$18,356
Other payables and accrued expenses	17,116	18,526
Total current liabilities	31,915	36,882

LONG-TERM LIABILITIES:
Long-term loan, net of discount and issuance costs	96,492	96,231
Employee benefit liabilities	2,756	2,590
Other long-term liabilities	4,565	4,033
Total long-term liabilities	103,813	102,854

TOTAL LIABILITIES	135,728	139,736

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Share capital -	-	-
Ordinary shares no par value, unlimited shares authorized; issued and outstanding: 88,133,366 shares and 87,066,446 shares at March 31, 2017 (unaudited) and December 31, 2016, respectively
Additional paid-in capital	669,462	664,154
Accumulated other comprehensive loss	(1,921)	(1,883)
Accumulated deficit	(538,641)	(519,926)
Total shareholders' equity	128,900	142,345

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$264,628	$282,081

Media and Investor Contact:

Ashley Cordova

acordova@novocure.com

212-767-7558